Exhibit 99.1

ZOLL Medical Corporation Announces Third Quarter Results

Business Conditions Remain Unchanged

CHELMSFORD, Mass.--(BUSINESS WIRE)--July 23, 2009--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the third quarter of fiscal 2009 were $95,147,000, compared to revenues in the third quarter of last year of $100,244,000, a decline of 5%. Revenue results reflected a negative foreign exchange impact of nearly $3 million, compared to the third quarter of fiscal 2008. The results include approximately $2 million of revenue derived from our newly acquired temperature management business, whose assets were acquired from Alsius Corporation in May 2009. Net income for the quarter was $1,490,000, compared to $5,744,000 for the prior-year quarter. Diluted earnings per share were $0.07, compared to $0.27 in the prior-year quarter. Backlog at the end of the third quarter was approximately $9.8 million.

Third quarter sales to the North American market were $72.8 million, a decrease of 3% compared to $74.8 million for the prior-year period, including approximately $1 million of negative impact from Canadian foreign exchange. Sales to the North American hospital market increased 1% to $26.6 million, compared to $26.3 million for the same period last year. North American hospital revenues included US Military/Big Government sales of $8.8 million in Q3 of 2009, compared to $5.6 million in Q3 of 2008. Sales to the North American pre-hospital market decreased 5% to $40.5 million, compared to $42.7 million in the prior year. International sales decreased 12% to $22.4 million, compared to $25.4 million in the prior year, including approximately $2 million of negative impact from foreign exchange. LifeVest revenues increased 58% to $11.9 million. Total AutoPulse sales decreased 15% to $4.1 million, compared to $4.8 million in the third quarter of last year.

Gross margin for the third quarter was 51%, compared to 53% in the third quarter of fiscal 2008. Approximately one and a half percentage points of the decrease was the result foreign exchange differences from a year ago.

Commenting on third quarter results, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “Overall business conditions in Q3 were similar to what we had seen in the second quarter and in line with our general expectations. We saw a slight improvement in sales to hospitals in North America compared to Q2, but the spending environment continues to be very challenging. Strong military business and the addition of some Temperature Management revenue helped us post an increase in sales in the total North American Hospital market for the first time this year. Results in the North American pre-hospital market softened as expected. However, continued strong performance of both the LifeVest product and our data management business cushioned much of the decline coming from reduced capital spending in the EMS market and continued softness in the AED market. Also, as expected, our International business was in line with Q2 and down from prior year, as the global economic conditions continue to affect capital spending and we are subjected to the negative effects of currency changes. Worldwide, our AutoPulse shipments were down from a year ago, although slightly improved from last quarter, the first time we have seen a significant slowdown with this fast growing product in some time, again due to the challenging capital spending environment.”

Mr. Packer noted, “While the capital spending environment has created challenges for some of our businesses, our LifeVest business is not affected, and continues to grow strongly. We continue to rapidly expand the U.S. sales force adding ten additional sales people and three new sales managers to the LifeVest sales team during the quarter, the majority of whom came from other parts of ZOLL. We expect hiring to accelerate during the coming quarter. At the end of the quarter, we had over 2,000 patients in the LifeVest. Over 2,900 physicians have prescribed the product since the start of fiscal 2009 and clinical acceptance continues to grow. With an annual run rate expected to be over $50 million, gross margins above 75% and a U.S. market potential in excess of $1.8 billion dollars, we believe the LifeVest product has the potential to become the largest and most profitable part of the ZOLL resuscitation portfolio.”

“Almost as exciting” Mr. Packer continued, “is the acquisition of the assets of Alsius Corporation during the quarter. This transaction gives ZOLL the leadership position in the exciting field of temperature management, and more specifically, the induction of therapeutic hypothermia. As previously disclosed, we paid approximately $12 million for these assets. We met our expectations for the third quarter in this business and are excited about the potential for this technology in the marketplace. Not only will Temperature Management provide strong growth for ZOLL, but it also will add a significant amount of recurring revenue to our business model as it grows. The growth in both Temperature Management and the LifeVest will make ZOLL less susceptible to the cyclical nature of capital spending in the future.”

Mr. Packer concluded, “So overall, Q3 was what we expected it to be. We continue to generate net income and produce positive cash flow from operations in spite of the challenging environment. Our core business will rebound as customers’ visibility into their own economic outlook improves, and while we are seeing some signs of improvement, we have not seen any significant pickup in capital spending thus far. Meanwhile, we continue to push forward with the LifeVest opportunity which is proving to be what we had projected it would be and we are adding to our portfolio with strategic transactions. When capital equipment spending rebounds, we will be positioned to improve profitability at a very rapid pace.”

ZOLL will host a conference call on Thursday, July 23, 2009 at 10:30 a.m. EDT to discuss its third quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation and temperature control therapies for the treatment of critical care patients. With products for pacing, defibrillation, circulation, temperature management, and fluid resuscitation, ZOLL provides a comprehensive set of technologies, including Real CPR Help® and See-Thru CPR®, which help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. During 2008 ZOLL marked the 25th anniversary of the Company’s resuscitation product development. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the future business of the Company, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2009. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

Copyright © 2009 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	June 28, 2009	September 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$48,048	$36,675
Short-term investments	7,216	32,597
Accounts receivable, net	78,082	84,423
Inventory	76,764	61,023
Prepaid expenses and other current assets	12,797	12,313
Total current assets	222,907	227,031
Property and equipment, net	40,625	33,954
Other assets, net	93,854	85,035
	$357,386	$346,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,348	$17,539
Accrued expenses and other liabilities	51,103	57,702
Total current liabilities	78,451	75,241
Non- current liabilities:
Other long-term liabilities	2,921	2,921
Total liabilities	81,372	78,162
Total stockholders’ equity	276,014	267,858
	$357,386	$346,020

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Net sales	$95,147	$100,244	$277,317	$292,419
Cost of goods sold	46,428	46,620	133,540	140,012
Gross profit	48,719	53,624	143,777	152,407
Expenses:
Selling and marketing	29,148	28,725	83,329	82,273
General and administrative	8,016	7,835	23,642	23,564
Research and development	10,763	8,441	28,848	24,822
Total expenses	47,927	45,001	135,819	130,659
Income from operations	792	8,623	7,958	21,748
Other income	1,334	352	702	1,030
Income before taxes	2,126	8,975	8,660	22,778
Tax expense	636	3,231	2,494	8,200
Net income	$1,490	$5,744	$6,166	$14,578
Earnings per share:
Basic	$0.07	$0.27	$0.29	$0.70
Diluted	$0.07	$0.27	$0.29	$0.69
Weighted average common shares:
Basic	21,086	20,921	21,075	20,805
Diluted	21,194	21,474	21,204	21,210

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer